UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2015

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On February 2, 2015 in Tokyo, Japan (February 1, 2015 in San Francisco, CA), Medivation, Inc.’s alliance partner Astellas Pharma Inc., reported its financial results for the quarter ended December 31, 2014. Astellas reported, among other things, that U.S. net quarterly sales of XTANDI® (enzalutamide) capsules were $230.2 million for the quarter ended December 31, 2014, 27% higher than the reported net sales of $181.4 million for the quarter ended September 30, 2014. An estimated 80% of the sequential quarter increase was driven by underlying demand following the September approval of the mCRPC chemo naive indication.

Based on information provided by Astellas, XTANDI U.S. net sales of $230.2 million for the quarter ended December 31, 2014 included a favorable gross-to-net adjustment, as recorded by Astellas, of approximately $3.8 million and an estimated increase in channel partner inventory of approximately one week, which was previously anticipated and disclosed.

Astellas also reported net sales of XTANDI outside of the U.S. for the quarter ended December 31, 2014, which we estimate at approximately $126 million, 5% higher than the net sales of approximately $120 million for the quarter ended September 30, 2014. U.S. dollar equivalent net sales for the quarter ended December 31, 2014 were adversely affected by a strengthening U.S. dollar by approximately $9 million or 7% compared to the quarter ended September 30, 2014.

Medivation plans to report its own financial results for the quarter and year ended December 31, 2014 on February 25, 2015.

The information in this report, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: February 2, 2015	By:	/s/ Jennifer J. Rhodes
Jennifer J. Rhodes
General Counsel and Corporate Secretary